EXHIBIT 23.1



               Consent of Independent Certified Public Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 30, 2000 relating to the financial statements of BankUnited Financial Corporation, which appears in BankUnited Financial Corporation's Annual Report on Form 10-K for the year ended September 30, 2000.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Miami, Florida
February 14, 2001